20374 Seneca Meadows Pkwy. Germantown, MD 20876-7004 Phone: 240.912.1800 Fax: 240.912.1839

December 1, 2006

To our Valued Shareholders,

2006 has been an exciting year for Telkonet. We are continuing to reinforce the Company as the leader in powerline communications technology by adding new capabilities to our product platform, such as energy management, and by developing key strategic relationships. We have invested over two years in the development and positioning of our products for sale within the government sector and, as a result, we believe the Company is finally poised to reap the benefits of these efforts within the federal, state and local government markets. As the year comes to a close, we are reflecting on our significant accomplishments in the past twelve months, anticipating that they will act as a springboard for additional success in the coming year.

U.S. Government

Telkonet’s U.S. government (USG) certified products, which were successfully integrated within the 500,000-user Navy Marine Corps Intranet (NMCI) enclave, have now been operating for one year. The deployment began under Interim Authority to Test (IATT), with subsequent deployment under full Department of the Navy (DoN) Enterprise Authority To Operate (EATO). Telkonet is the only secure networking technology to receive an EATO in such a manner from the DoN since the beginning of NMCI.

As a result of the successful NMCI integration, a tier one government contractor has included Telkonet’s products in its NMCI solutions catalog, making these products available for government purchase for NMCI seat deployment and other government contracts being performed by this government contractor. The products are also listed in multiple General Services Administration (GSA) schedules and are therefore available for broader, government-wide purchase. Management believes that the listing of the Company’s products on the GSA schedules, together with the Company’s relationship with a number of tier one government contractors, position Telkonet favorably for growth in the government sector.

Telkonet’s products have been evaluated and approved by the U.S. Army Information Systems Engineering Command for use by the Army and the Department of Homeland Security (DHS) networking environments in programs such as the Hi-Speed Operational Connectivity (Hi-SOC), Transportation Worker identification Credential and US-VISIT. Telkonet’s USG certified products, which have been installed into multiple Transportation Security Administration (TSA) departments over the past six months, will be deployed at multiple Category II-IV level U.S. airports beginning in December of 2006 in anticipation of the next installment of the Hi-SOC program due to begin rolling out in early 2007. Since Hi-SOC Phase II encompasses the deployment of secure data and voice connectivity in approximately 400 airports nationwide, U.S. Army approval of the Telkonet product creates a significant opportunity for the Company to sell and market its products within the government sector, which it intends to vigorously pursue in 2007.

Government - State, Local and Education

In 2006, Telkonet made significant progress with state and local government sales. This year, Telkonet began delivering mobile networking connectivity to three middle schools in the Hamilton Township School District in New Jersey. The Company intends to pursue deployment of the system in the remaining 25 schools in that school district. Based on its experience in New Jersey, Telkonet has decided to explore similar opportunities in the education market in other states in the coming year.

Another successful application where Telkonet’s system has recently been deployed is in convention centers. These successful deployments have generated interest in networking solutions for additional applications, such as historical facilities and difficult-to-deploy facilities, which the Company will continue to pursue in 2007.

Energy Management

Telkonet has moved ahead in its product development efforts by expanding its product portfolio into energy management. The new Telkonet Smart Energy (TSE) system is an innovative Internet Protocol-based energy management and monitoring system that can be deployed across the Telkonet iWire System™.

The TSE system provides a web-based energy monitoring, control and management system that continuously samples energy usage and costs. The TSE overcomes many energy management challenges, including automatically learning and monitoring occupancy patterns and room characteristics, eliminating unnecessary heating and cooling of empty rooms and increasing the efficiency of HVAC operations. The system also enables the monitoring and analyzing of energy data from a centralized database. As a result, companies can significantly reduce energy consumption, resulting in lower utility bills and lower operating, maintenance and repair costs for heating, ventilating and air-conditioning (HVAC).

In October, Telkonet completed the first installation of the Telkonet Smart Energy system at a 500-unit luxury, eco-friendly apartment complex on New York’s Roosevelt Island. Telkonet’s system measures the amount of energy generated from the solar panels that are mounted on the property’s roof towers. The Telkonet iWire System transports the collected data over the building’s internal electrical wiring. It enables the energy output from the building’s solar panels to be monitored remotely and on-site by building management and the New York State Energy Research and Development Authority (NYSERDA), which has agreed to supply up to $250,000 in funding for the project.

Management believes that the Telkonet iWire System is an ideal energy management solution for utility substations. The system monitors the performance and activities of a power substation, thus maintaining the stability of the electric grid, enabling energy supply management and efficiency.

MDU

Telkonet and a national internet services provider (ISP) are providing broadband over power line access and Internet voice service to nine apartment complexes in the Washington, D.C. metro area. The Telkonet iWire System, as the platform, enables high-speed Internet and data access to the ISP as part of a home networking package that includes caller ID, voicemail and three-way calling bundled with high-speed Internet access.

Telkonet has also partnered with a midwestern utility company to deliver broadband Internet access to multi-dwelling units in Missouri and Illinois. A local ISP is responsible for providing the Internet signal to the buildings, while Telkonet delivers Internet access within the buildings via the Telkonet iWire System. The ISP is also providing business management software, account setup, network implementation, monitoring and maintenance, 24/7 technical support and customer care, hosting and email services.

Microwave Satellite Technologies (MST), a Telkonet subsidiary, added several marquis properties to its growing list of residential customers in New York City. A premier New York-based real estate development company has selected MST to provide a diverse range of communications and entertainment services to residents in over 1,100 residential units and building management with a comprehensive suite of in-room amenities, including 100% digital satellite access with HDTV, voice over Internet protocol (VoIP), Internet access and Wi-Fi connectivity, which delivers a quadruple play. Residents of these properties now have the ability to “mix and match” and select the best offerings at the best prices.

MST is committed to delivering digital convergence, and has started deployment to beta customers of its Internet Protocol Television (IPTV) service in New York City. IPTV is a method of distributing television content over IP that enables a more user-defined, on-demand and interactive experience. The MST IPTV service delivers traditional cable TV programming and enables subscribers to surf the Internet, receive on-demand content and perform a host of Internet-based functions via their TV sets.

Hospitality

Telkonet is now working with one of the leading providers of high-speed Internet access solutions for the hospitality market. This partner has been very successful in penetrating the hospitality market, but was unable to cost-effectively deliver wireless Internet access. By working with Telkonet, this partner can provide more affordable solutions by using the Telkonet iWire System as the IP platform, which supports both wired and wireless Internet access, eliminating the need for CAT-5 cabling. The combined system has proven to be an extremely effective solution, which, management believes, will open many new doors for both companies by satisfying customer needs for value and performance.

Telkonet is pursuing further penetration of the timeshare market through its relationship with a major developer and marketer of one of the world’s largest vacation ownership programs. The Telkonet iWire System enables wired high-speed Internet access and Wi-Fi hot spots throughout a timeshare’s public areas and convention space. In addition, it can act as a platform to support printing from the rooms and a billing system. The Telkonet solution provides a hands-off system that requires minimal front desk or technical support, and acts as a dynamic platform to support future services, such as energy management and voice over IP (VoIP).

We will continue to achieve significant milestones in implementing our focused marketing strategies and appreciate your continued support.

Sincerely,

Pete Musser, Chairman	Ron Pickett, President and CEO